Exhibit 10.11

BEVERLY COOPERATIVE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is effective as of January 1, 2013. This Plan is adopted by BEVERLY COOPERATIVE BANK (the “Bank”) for the benefit of certain key employees, (“Executive” or “Executives”), who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Executive Retirement Plan Participation Agreement (“Participation Agreement”) in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section.

WHEREAS, the Bank recognizes the valuable services performed for it by the Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for the Executives who are members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1.974, as amended; and .

WHEREAS, the Bank has adopted this Supplemental Executive Retirement Plan which controls all issues relating to benefits as described herein, and which replaces in its :entirety all other agreements and representations; oral or written, between the Bank and each Executive with respect to any supplemental executive retirement benefits to be provided to the Executive by the Bank:

NOW, THEREFORE, the Bank has adopted this Plan as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Account Balance” means the amount credited to the Executive hereunder, including Discretionary Contributions and earnings thereon.

1.2	“Administrator” means the Board.

1.3	“Annual Contribution” means the fixed dollar annual contribution set forth in the Executive’s Participation Agreement.

1.4

“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Executive to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator. If no Beneficiary is so designated, then the Executive’s spouse, if living, will be deemed the Beneficiary. If the Executive’s spouse is not living, then the Executive’s children (both natural and legally adopted) will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no such living children, then the estate of the Executive will be deemed the Beneficiary.

1.5	“Benefit Age” means the date set forth in each Executive’s Participation Agreement.

1.6	“Board” shall mean the Board of Directors of the Bank.

1.7

“Cause” shall have the same meaning as set forth in any employment agreement or change in control agreement between the Bank or the Company and the Executive. If Executive is not a party to an employment agreement or a change in control agreement with the Bank or the Company, then Cause shall mean (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of any act that, in the judgment of the Board, will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the Executive’s embezzlement from the Bank or the Company; (v) the continuing willful failure of the Executive to perform his duties to the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure are given to the Executive; or (vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Bank. For this purpose, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall Executive be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board. Any termination for Cause shall be subject to the same formalities required in a for Cause termination under any severance or change in control agreement between the Executive and the Bank. If the Executive is not a party to such an agreement, then a termination for Cause shall not occur unless the Bank provides Executive with written notice stating that the Bank intends to terminate Executive for Cause (as defined herein) and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and the Bank affords Executive a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether Executive has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board). Nothing in this definition shall prevent the Bank from terminating Executive for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of Executive by the Bank shall be deemed to be without Cause.

1.8	“Change in Control” means (i) a change in ownership of the Company or the Bank under paragraph (a) below, or (ii) a change in effective control of the Company or the Bank under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (c) below:

(a)	Change in ownership of the Company or Bank. A change in ownership of the Company or Bank shall occur on the date that any one person or more than one person acting as a group acquires ownership of stock of that corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(b)	Change in the effective control of the Company or Bank. A change in the effective control of the Company or Bank shall occur on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 30% Or more of the total voting power of the. stock of the Company or Bank; or (ii) a majority of members of the Company’s or Bank’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of Directors .prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or Bank is another corporation; or

(c)	Change in the ownership of a substantial portion of the Company’s or Bank’s assets. A change in the ownership of a substantial portion of the Company’s or Bank’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; or

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein.

1.9	“Code” means the Internal Revenue Code of 1986, as amended.

1.10	“Company” shall mean Beverly Financial, MHC, the holding company of the Bank, or any successor thereto.

1.11	“Compensation Committee” means the Compensation Committee of the Board.

1.12	“Death Benefit” shall mean a lump sum payment equal to the Account Balance as of the date of death.

1.13	“Disability” means that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve. (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, • covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

1.14	“Disability Benefit” shall mean a lump sum payment equal to the Account Balance as of the date of Disability.

1.15	“Discretionary Contribution” shall mean a contribution made in the sole discretion of the Board from time to time, to one or more Executives participating in the Plan. Such Discretionary Contribution may be made in the same or differing amounts or percentages to the Executives and may be made to fewer than all Executives participating in the Plan in any year.

1.16	“Executive” means an employee who has been selected and approved by the Administrator to participate in the Plan and who has agreed to participation by completing a Participation Agreement.

1.17

“Good Reason” shall have the same meaning as set forth in any employment agreement or change in control agreement between the Bank or the Company and the Executive to the extent such definition complies with Code Section 409A. If Executive is not a party to an employment agreement with the Bank or the Company or of the definition contained therein does not comply with Code Section 409A, then Good Reason shall constitute any of the following circumstances if they occur without the Executive’s express written consent: (i) a material reduction in the Executive’s Base Salary not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Executive’s incentive bonus and other benefits generally provided to executives generally (except due to general across the board reductions due to economic necessity); (iii) a material reduction in Executive’s authority, duties or responsibilities such that Executive no longer holds a position with executive level responsibilities consistent with Executive’s training and experience; or (iv) the permanent relocation of Executive’s principal place of business to a location that is more than 30 miles from Executive’s workplace at his initial participation in this Plan; provided that for a termination to be deemed for Good Reason, Executive must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating Executive for Cause.

1.18	“Participation Agreement” means the agreement between Executive and the Bank which sets forth the particulars of Executive’s benefits under the Plan. The Participation Agreement may allow the Executive to elect an alternative form of benefit, if such election occurs upon initial participation or in accordance with Section 2.8 hereof

1.19	“Plan Year” shall mean the calendar year.

1.20	“Separation from Service” means Executive’s retirement or: other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bonafide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service On the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Executive performed services for the Bank). The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.21	“Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event an Executive is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to such Executive shall not commence until the first day of the seventh month following such Separation from Service. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations’ under Code Section 409A.

SECTION II

CONTRIBUTIONS; EARNINGS; BENEFIT PAYMENTS

2.1	Benefit Credits.

(a)	Crediting of Annual Contributions. As of the last day of each Plan Year, the Bank shall credit each Executive with the Annual Contribution set forth in the Executive’s Participation Agreement.

(b)	Crediting of Discretionary Contributions. As of the last day of a Plan Year, if the Board has approved a Discretionary Contribution for an Executive for the Plan Year, the Administrator shall credit such Executive’s accounts under this Plan with such Discretionary Contribution. In the sole discretion of the Board, an Executive may receive an additional Discretionary Contribution from time to time.

(c)	Earnings. As of the last day of each Plan Year, the Administrator shall credit each Executive’s account hereunder with interest equal to rate established by the Committee on the first day of the calendar year, compounded annually. The interest rate for the initial calendar .year (2013) and until changed by the. Committee, shall be five and one-half percent (5.5%) per annum.

(d)	Vesting. The Executive’s benefits hereunder shall be subject to the vesting schedule set forth on the Executive’s Participation Agreement. Notwithstanding the vesting schedule, the Executive’s Account Balance shall automatically become 100% vested upon involuntary termination without Cause, death, Disability or Change in Control.

2.2	Separation from Service on or after Attaining Benefit Age. When the Executive has a Separation from Service on or after attainment of the Benefit Age set forth in the Executive’s Participation Agreement, the Executive shall be entitled to receive the Executive’s Account Balance which shall continue to be credited with earnings until paid to the Executive. The Executive’s Account Balance shall be paid to the Executive in a lump sum unless the Executive has elected another form of benefit in the Participation Agreement. Such payment or payments shall commence no later than thirty (30) days after the Executive has a Separation from Service after attaining the Benefit Age (but may be delayed 6 months after Separation from Service if the Executive is a Specified Employee, as described above under “Specified Employee,” such that the benefit will commence on the first day of the seventh month following Separation from Service).

2.3

Separation from Service Prior to Attaining Benefit Age. If the Executive has a Separation from Service other than due to (i) Cause; (ii) death; (iii) Disability, or (iv) Change in Control prior to attaining his or her Benefit Age, the Executive shall be entitled to benefits as set forth in this Section. The Executive’s benefit shall be equal to the Executive’s vested Account Balance, which shall continue to be credited with earnings until paid to the Executive. Such amount shall be paid no later than thirty (30) days after the Executive’s Separation from Service date (but may be delayed 6 months after Separation from Service if the Executive is a Specified Employee, as described above under “Specified Employee,” such that the benefit will commence on the first day of the seventh month following Separation from Service). The benefits shall be payable in a lump sum unless the Executive elects another form of payment in his Participation Agreement.

2.4	Benefit Payable Following a Change in Control.

(a)	In the event Executive has an involuntary Separation from Service other than for Cause or resigns for Good Reason within 24 months of a Change in Control, the Executive shall be entitled to a payment of his entire Account Balance, which shall become fully vested (if not already fully vested). In addition, Executive’s Account Balance shall be increased by the present value of five additional Annual Contributions (with. such . present value determined in accordance with the Treasury Regulations under Code Section 280G).

(b)	Any payment under this Section 2.4 will be paid in a lump sum no later than thirty (30) days after such Separation from Service (or, if Executive is a Specified Employee, payment will be made on the first day of the seventh month following Separation from Service).

2.5	Termination for Cause. If Executive is terminated for Cause, all benefits under this Plan shall be forfeited (even if vested) and Executive’s participation in this Plan shall become null and void.

2.6	Death Benefit.

(a)	If an Executive dies while employed at the Bank, Executive’s Beneficiary shall be entitled to the Death Benefit. The Death Benefit shall be paid in a lump sum no later than 30 days after the Executive’s Date of Death.

(b)	If an Executive dies following Separation from Service but prior to the receiving all payments under the Plan, the Executive’s Beneficiary shall be paid all remaining payments as a lump sum no later than 30 days after the Executive’s Date of Death.

2.7	Disability Benefit. Notwithstanding any other provision hereof, if Executive becomes Disabled while employed at the Bank, the Bank shall be entitled to terminate Executive’s employment due to Disability and Executive shall be entitled to receive the Disability Benefit hereunder. The Disability Benefit shall be calculated at time of the Disability determination and shall be payable in a lump sum within 30 days of Executive’s Separation from Service due to Disability unless the Executive elects another form of payment in the Executive’s Participation Agreement.

2.8	Change in Form or Timing of Benefit. In the event the Executive desires to change the form or time of payment of a benefit and such alternate form or time is permitted by the applicable subsection of this Section II, such change in election may be made provided the following conditions are satisfied:

(a)	any change in the form or timing must be elected at least 12 months before the benefit would otherwise be paid or commence, and

(b)	any change in form or timing of a benefit must result in a minimum five (5) year delay in the commencement of the effected payment.

SECTION III

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her Participation Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall ,become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION IV

EXECUTIVE’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION V

ADIVITNISTRATTVE PROCEDURES

5.1	Named Fiduciary and Administrator. The Board shall be the Named Fiduciary and Administrator of this Plan, provided that the Board may delegate its authority hereunder to the Compensation Committee. The Administrator shall be responsible for the management, control and administration of the Plan. The Administrator shall have discretionary authority to construe and interpret the terms of the Plan and to determine benefit eligibility. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2

Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The

Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Participation Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the. Participation Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Participation Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VI

MISCELLANEOUS

6.1	No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

6.2	Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.

6.3	Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject. Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4	Incapacity of Recipient. In the event Executive is declared incompetent and a conservator or other person legally, charged with the care of his person or estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

6.5	Unclaimed Benefit. Executive shall keep the Bank informed of his or her current address and the current address of his or her Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

6.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.8	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executives, their successors, heirs, executors, administrators, and Beneficiaries.

6.9	Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.10	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

6.11	12 U.S.C. § 1828(k). Any payments made to Executive pursuant to this Plan or Otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

6.12	Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.13	Non-competition, Non-solicitation and Nondisclosure. In the event Executive has a vested Account Balance under this Plan, the benefits provided to Executives under this Plan are specifically conditioned on each Executive’s covenant that, for a period of one (1) year following the Executive’s Separation from Service with the Bank, the Executive will not, without the written consent of the Bank, either directly or indirectly:

(a)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity;

(b)	become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within fifteen (15) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the date of Executive’s termination; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control; or

(c)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates;

(d)	at any time or in. any manner; directly or ‘indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Executive’s termination of employment for any reason, except for purposes consistent with the. administration and performance of Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Executive shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For these purposes, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Executive after Executive first became employed by the Bank (without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Executive as a consequence of Executive’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to an Executive by the Bank prior to the Executive’s participation in this Plan shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after Executive’s participation in this Plan. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after Executive’s participation in this Plan, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Executive, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Executive if the Bank expressly consents thereto in writing prior to such disclosure.

In the event that the Executive violates any of this provision of this Section 6.13, all benefits payable to Executive shall cease and any benefits previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to Executive that this provision has been violated. Notwithstanding anything in this Section 6.13 to the contrary, in the event of Executive’s termination of employment following a Change in Control, Executive shall not be subject to the requirements of Sections 6.13(a), (b) or above.

SECTION VII

AMENDMENT/TERMINATION

7.1	Amendment or Modification. This Plan may be amended or modified at any time, provided, however, that no such amendment may serve to reduce the vested benefits of any Executive, and provided further, that no amendment or modification shall be valid if it violates Code Section 409A, as in effect at the time of such amendment or modification.

7.2	Termination of Plan. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate arid the Bank shall pay out to Executives their benefits as if the Executive had terminated employment as of the effective date of the .complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)	The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executives and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. Following the termination of the Plan, the amount payable to each Executive shall be the amount to which the Executive is entitled upon a Change in Control, as set forth in the Executive’s Participation Agreement.

SECTION VIII

ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Executive and his Beneficiaries in such manner and at such times as specified in this Plan or as otherwise provided in the rabbi trust. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.

SECTION IX

EXECUTION

This Plan sets forth the entire understanding of the parties hereto with respect to the supplemental executive retirement benefits to be provided by the Bank, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are superseded by this Plan.

IN WITNESS WHEREOF, the Bank executed this Plan on the date set forth below.

BEVERLY COOPERATIVE BANK

12-27-13	By:	/s/ John E. Glovsky
Chairman of the Compensation Committee